Exhibit 99.1

FDA Grants June 15, 2023 PDUFA Date to Albireo for Bylvay® in Alagille Syndrome

─	Bylvay (odevixibat) granted Priority Review by U.S. FDA

─	ASSERT study demonstrated efficacy of Bylvay in pruritus, bile acids and sleep with a low drug-related diarrhea rate in Alagille patients

─	Approval in second indication would more than double Bylvay market opportunity

BOSTON, MA — February 14, 2023 — Albireo Pharma, Inc. (Nasdaq: ALBO), a rare disease company developing novel bile acid modulators to treat pediatric and adult liver diseases, today announced that the U.S. Food and Drug Administration (FDA) has accepted the Company’s supplemental New Drug Application (sNDA) and issued a Prescription Drug User Fee Act (PDUFA) action date of June 15, 2023 for a second Bylvay (odevixibat) indication for patients with Alagille syndrome (ALGS). As defined by the FDA, the Priority Review timeline is 6 months and the agency will direct overall attention and resources to the evaluation of applications for drugs that, if approved, would be significant improvements in the safety or effectiveness of the treatment, diagnosis, or prevention of serious conditions when compared to standard applications. With completed submissions for Bylvay in the U.S. and EU for use in patients with ALGS, the Company anticipates approvals in mid-2023.

“After completing the regulatory submissions in record time and now with FDA Priority Review acceptance, we are one step closer to bringing Bylvay to market to treat patients with Alagille syndrome, providing hope for this rare disease community that deserves treatment options,” said Ron Cooper, President and Chief Executive Officer of Albireo. “With the Phase 3 randomized, placebo-controlled ASSERT data and Orphan Designation, we are planning for approval in Alagille syndrome in mid-2023, expanding access to Bylvay for more of the cholestatic liver community.”

The sNDA submission is supported by results from the ASSERT Phase 3 study. Positive data from the Phase 3 ASSERT study recently presented at the 2022 AASLD The Liver Meeting demonstrated that Bylvay provided early, rapid, clinically meaningful and sustained improvements in pruritus, as well as significant reductions in bile acids and improvements in sleep quality across the two most prominent genetic types in Alagille syndrome, JAG1 and NOTCH2. Over 90% of patients were pruritus responders and Bylvay was generally well tolerated; the overall incidence of treatment emergent adverse events (TEAEs) was similar to placebo. No patients discontinued the study and 96% of patients rolled over into the open-label extension study.

"As an advocate for Alagille families, it is great to know physicians may have another drug treatment option for the debilitating pruritus that affects so many Alagille patients,” said Roberta Smith, President, Alagille Syndrome Alliance. “I personally know the devastation of pruritus and the terrible impact to a child’s quality of life and ability to sleep and thrive; this FDA acceptance and priority review paves the way to alleviating that burden for more patients.”

In Europe, the Company has also submitted Bylvay for a variation to the EMA seeking authorization for ALGS and this submission has been accepted and validated. Bylvay received orphan exclusivity for the treatment of PFIC and Orphan Drug Designations for the treatment of ALGS, biliary atresia and primary biliary cholangitis. A potent, once-daily, non-systemic ileal bile acid transport inhibitor (IBATi), Bylvay has minimal systemic exposure and acts locally in the small intestine. Bylvay is already approved in the U.S. for the treatment of pruritus in patients 3 months of age and older in all types of progressive familial intrahepatic cholestasis (PFIC), and in Europe for the treatment of all types of PFIC in patients aged 6 months or older.

ASSERT Phase 3 Clinical Trial Data

ASSERT is a gold standard, prospective intervention trial with 32 sites across North America, Europe, Middle East, and Asia Pacific. The double-blind, randomized, placebo-controlled trial was designed to evaluate the safety and efficacy of 120 µg /kg/day Bylvay for 24 weeks in relieving pruritus in patients with ALGS. Key secondary endpoints measure serum bile acid levels and safety and tolerability. The trial enrolled patients aged 0 to 17 years of age with a genetically confirmed diagnosis of ALGS. In the primary analysis, the study met the primary endpoint showing statistically significant reduction in pruritus as measured by the PRUCISION Observer-Reported Outcome scratching score (0-4 point scale), from baseline at month 6 (weeks 21 to 24), compared to the placebo arm (p=0.002). Over 90% of patients were pruritus responders during the study, as defined as at least a 1-point drop at any time point. The study also met the key secondary endpoint showing a statistically significant reduction in serum bile acid concentration from baseline to the average of weeks 20 and 24 (compared to the placebo arm p=0.001). Statistically significant improvements in multiple sleep parameters were observed as early as week 1-4 compared to patients on placebo with continued improvement through week 24. In the study, there were no patient discontinuations. Bylvay was well tolerated, with an overall adverse event incidence similar to placebo and a low incidence of drug-related diarrhea (11.4% vs. 5.9% placebo).

ALGS & Expanded Access Program (EAP)

Alagille syndrome, or ALGS, is a rare, multisystem genetic disorder that the Company estimates impacts 25,000 people globally. ALGS can affect the liver, heart, skeleton, eyes, central nervous system, kidneys and facial features. Liver damage is caused by a paucity of bile ducts preventing bile flow from the liver to the small intestine. Approximately 95% of patients with the condition present with chronic cholestasis, usually within the first three months of life, and as many as 88% also present with severe, intractable pruritus.

Albireo continues to prioritize access and continued scientific research for patients living with rare cholestatic liver diseases, with the Expanded Access Program (EAP) for ALGS. Albireo has partnered with Tanner Pharma Group. Eligible patients with ALGS in Europe and the U.S., with no other options, may receive Bylvay on a free-of-charge (FOC) basis through our existing expanded access program, subject to authorization by the relevant country competent authority and meeting Albireo’s eligibility criteria. If you are a physician who would like to request ALGS EAP access for your patient, please send your enquiry to Tanner using odevixibat@tannerpharma.com, and you will receive a response within one working day with further information.

About Bylvay (odevixibat)

The European Commission (EC) and UK Medicines and Healthcare products Regulatory Agency (MHRA) have granted marketing authorization of Bylvay for the treatment of progressive familial intrahepatic cholestasis (PFIC) in patients aged 6 months or older. Bylvay is also the first drug approved in the U.S. for the treatment of pruritus in patients 3 months of age and older in all types of PFIC. Limitation of Use: Bylvay may not be effective in PFIC type 2 patients with ABCB11 variants resulting in non-functional or complete absence of bile salt export pump protein (BSEP-3). A potent, once-daily, non-systemic ileal bile acid transport inhibitor, Bylvay has minimal systemic exposure and acts locally in the small intestine. Bylvay can be taken as a capsule for patients that are able to swallow capsules, or opened and sprinkled onto food, which is a factor of key importance for adherence in a pediatric patient population. The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency. The medicine can only be obtained with a prescription. For more information about using Bylvay, see the package leaflet or contact your doctor or pharmacist. For full prescribing information, visit www.bylvay.com.

In Europe and the U.S., Bylvay has orphan exclusivity for its approved PFIC indications, and orphan designations for the treatment of ALGS, biliary atresia and primary biliary cholangitis. Bylvay is being evaluated in the ongoing PEDFIC 2 open-label trial in patients with PFIC, in the BOLD Phase 3 study for patients with biliary atresia and the ASSERT open-label trial for ALGS.

Important Safety Information

•	The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency.

•	Liver Test Abnormalities: Patients should obtain baseline liver tests and monitor during treatment. Dose reduction or treatment interruption may be required if abnormalities occur. For persistent or recurrent liver test abnormalities, consider treatment discontinuation.

•	Diarrhea: Treat dehydration. Treatment interruption or discontinuation may be required for persistent diarrhea.

•	Fat-Soluble Vitamin (FSV) Deficiency: Patient should obtain baseline vitamin levels and monitor during treatment. Supplement if deficiency is observed. If FSV deficiency persists or worsens despite FSV supplementation, discontinue treatment.

About Albireo

Albireo Pharma is a rare disease company focused on the development of novel bile acid modulators to treat pediatric and adult liver diseases. Albireo’s lead product, Bylvay, was approved by the U.S. FDA as the first drug for the treatment of pruritus in all types of progressive familial intrahepatic cholestasis (PFIC), and in Europe for the treatment of PFIC. Bylvay is also being developed to treat other rare pediatric cholestatic liver diseases with a completed Phase 3 trial in Alagille syndrome (ALGS), an ongoing Phase 3 study in biliary atresia, as well as Open-label Extension (OLE) studies for PFIC and ALGS. The Company has also completed a Phase 1 clinical trial for A3907 to advance development in adult cholestatic liver disease, with IND-enabling studies progressing with A2342 for viral and cholestatic liver disease. Albireo was spun out from AstraZeneca in 2008 and is headquartered in Boston, Massachusetts, with its key operating subsidiary in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: Albireo’s commercialization plans; the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of Bylvay, A3907, A2342 or any other Albireo product candidate or program; the target indication(s) for development or approval; potential regulatory approval, potential timing for approval, and plans for potential commercialization of Bylvay in biliary atresia or ALGS or in additional countries, or Albireo’s other product candidates; the potential benefits or competitive position of Bylvay or any other Albireo product candidate or program or the commercial opportunity in any target indication; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” or the negative of these terms or other similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: uncertainties as to the timing of the transactions contemplated by Albireo’s merger agreement with Ipsen, and any effects of the announcement, pendency or completion of the announced merger, including the anticipated benefits therefrom; whether the regulatory filings made for Bylvay in patients with ALGS will be approved by the FDA and EMA and on the timelines we anticipate; whether the FDA and EMA will complete their respective reviews within target timelines, including the FDA’s PDUFA goal date; the risk that the sNDA will not be approved despite the FDA’s acceptance of the sNDA for review or that the variation application will not be approved despite the EMA’s acceptance and validation of the submission; whether the FDA and EMA will require additional information, whether we will be able to provide in a timely manner any additional information that the FDA and EMA request, and whether such additional information will be satisfactory to the FDA and EMA; there are no guarantees that Bylvay will be commercially successful; we may encounter issues, delays or other challenges in commercializing Bylvay; whether Bylvay receives adequate reimbursement from third-party payors; the degree to which Bylvay receives acceptance from patients and physicians for its approved indication; challenges associated with execution of our sales activities, which in each case could limit the potential of our product; challenges associated with supply and distribution activities, which in each case could limit our sales and the availability of our product; results achieved in Bylvay in the treatment of patients with PFIC or other approved indications may be different than observed in clinical trials, and may vary among patients; potential negative impacts of the COVID-19 pandemic, including on manufacturing, supply, conduct or initiation of clinical trials, or other aspects of our business; whether favorable findings from clinical trials of Bylvay to date, including findings in PFIC, ALGS and other indications, will be predictive of results from other clinical trials of Bylvay; there is no guarantee that Bylvay will be approved in jurisdictions or for indications (such as biliary atresia or ALGS) beyond the jurisdictions in which or indications for which Bylvay is currently approved; there is no guarantee that our other product candidates will be approved; estimates of the addressable patient population for target indications may prove to be incorrect; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of Bylvay, including BOLD, and the Phase 2 clinical trial of A3907, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or Europe; delays or other challenges in the recruitment of patients for, or the conduct of, the Company’s clinical trials; any repurchase by the Company of Sagard’s interest in the royalty interest payments under our royalty monetization agreement with Sagard could materially impact our financial condition; and the Company’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement except as required by applicable law.

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Media Contacts:

Colleen Alabiso, 857-356-3905, colleen.alabiso@albireopharma.com

Lance Buckley, 917-439-2241, lbuckley@lippetaylor.com

Investor Contact:
Hans Vitzthum, LifeSci Advisors, LLC., 617-430-7578